ARCH CAPITAL GROUP LTD.
ANNOUNCES $125 MILLION PUBLIC OFFERING OF PREFERRED SHARES

HAMILTON, BERMUDA, May 17, 2006 — Arch Capital Group Ltd. [NASDAQ: ACGL] announced today that it has agreed to sell in an underwritten public offering $125 million aggregate liquidation preference of its 7.875% Non-Cumulative Preferred Shares, Series B, with a liquidation preference of $25.00 per share. The Company intends to use the net proceeds of the offering for general corporate purposes, including contributions to the capital of its wholly owned insurance and reinsurance subsidiaries to support their underwriting activities.

The Company may redeem all or a portion of the preferred shares at a redemption price of $25.00 per share on or after May 15, 2011. The preferred shares have been rated Baa3 by Moody’s Investors Service, BB+ by Standard & Poor’s and BBB- by Fitch Ratings. The Company intends to apply to have the preferred shares listed on the NYSE under the symbol “ARHPRB.”

The offering is being led by Merrill Lynch & Co., Citigroup, JPMorgan and Wachovia Securities, as joint book-running managers. Credit Suisse and UBS Investment Bank are senior co-managers for the offering.

Arch Capital Group Ltd. is a Bermuda public limited liability company with approximately $3.05 billion in capital at March 31, 2006 and, through operations in Bermuda, the United States, Europe and Canada, writes insurance and reinsurance on a worldwide basis.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. A registration statement relating to the preferred shares has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

When available, copies of the prospectus supplement and base prospectus relating to the offering may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080, Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, J. P. Morgan Securities Inc., 270 Park Avenue, New York, NY 10017, Attention:  High Grade Syndicate Desk - 8th Floor, telephone:  212-834-4533, and Wachovia Securities, 8739 Research Dr, Mail Code: NC0675, Attention: Hope Karriker, Charlotte, NC 28262, telephone: 704-593-7212.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries (collectively, the “Company”) may include forward-looking statements which reflect the Company’s current views with respect to future events and financial performance. Forward-looking statements involve the Company’s current assessment of risks and uncertainties, which may cause actual events and results and prospects to differ materially from those expressed or implied in these statements. Certain information regarding such risks and uncertainties is set forth in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John D. Vollaro
(441) 278-9250